Exhibit 10.3


                                                                   July 19, 2006

Mr. William J. Tinti
Compensation Committee
First Ipswich Bancorp Board of Directors
31 Market Street
Ipswich, Massachusetts 01938

Re: Limited Waiver of Certain Compensation


Dear Bill:

      The purpose of this letter is to confirm that I waive my right to cash compensation from First Ipswich Bancorp (the "Bank") for the period June 1, 2006 through December 31, 2006. I understand that I will begin to receive cash compensation, as per the terms of my employment agreement with the Bank, beginning January 1, 2007 and thereafter.

      In addition, my employment agreement with the Bank provides that my annual base compensation is increased automatically by 4 percent of my prior year annual base compensation. I waive my right to this adjustment as to the 2006 calendar year. My 2007 base annual salary shall be 104 percent of my 2005 base annual salary.

      I understand that all other benefits that accrue to me as employee of the First Ipswich Bancorp pursuant to my employment agreement other than the two items noted above that I have specifically waived will continue in full force and effect.

                                    Sincerely,

                                    /s/ Neil St. John Raymond

                                    Neil St. John Raymond

NSR:nel